EXHIBIT 99.1

FOR RELEASE: January 17, 2025

For further information, contact:

Rob Werkmeister, Vice President of Marketing
rwerkmeister@ruger.com

Sturm, Ruger & Co., Inc. Announces Appointment of Todd W. Seyfert as its Next President and Chief Executive Officer

Southport, CT – Sturm, Ruger & Company, Inc. (NYSE: RGR) is pleased to announce the appointment of Todd W. Seyfert as its next President and Chief Executive Officer, effective March 1, 2025. Mr. Seyfert brings to Ruger a distinguished track record of driving corporate growth, profitability, and operational excellence across multiple manufacturing enterprises.

John A. Cosentino, Jr., Chairman of the Board of Directors, noted, “Todd is an accomplished executive with extensive experience in the outdoor adventure and shooting sports industries, and well recognized for his leadership, strategic vision, and operational expertise. He will be instrumental in further strengthening Ruger’s market position and delivering long-term value to shareholders, employees, and customers alike. The Board of Directors is confident that Todd’s appointment has positioned Ruger for sustained growth, profitability and innovation in the years to come.”

Recently serving as the Chief Executive Officer of FeraDyne Outdoors, LLC, a leading manufacturer of premium archery and hunting products, Seyfert had been responsible for driving the company’s growth and innovation. Under his leadership, FeraDyne solidified its position as a market leader through product development, operational improvements, and strategic acquisitions. His ability to align business strategies with customer needs resulted in significant market expansion and increased profitability during his tenure.

Before joining FeraDyne, Seyfert held key leadership roles in several other manufacturing and consumer goods companies, where he honed his skills in operational excellence, team development, and financial management. His extensive industry background includes well-known companies such as ATK/Vista Outdoors, Magnum Research, Bushnell, Michaels of Oregon, and Birchwood Laboratories. He is known for his commitment to building high-performing teams and fostering a culture of accountability and innovation.

Throughout his career, Seyfert has demonstrated a strong ability to navigate complex challenges and deliver measurable results. His leadership style emphasizes collaboration, adaptability, and a relentless focus on achieving organizational goals.

“I am honored to join Ruger and am eager to build upon the strong foundation established by Chris Killoy, the executive team and the 1,800 Ruger employees,” said Seyfert. “I look forward to leading Ruger into its next phase of growth while maintaining our commitment to the Company’s core values of integrity, respect, innovation, and teamwork.”

Mr. Cosentino expressed the Company’s deepest gratitude to Chris Killoy for his exceptional leadership and dedication over the past 20 years, “Chris successfully guided the Company through transformative milestones, including the pivotal acquisition of Marlin Firearms that expanded our capabilities and market presence, as well as expertly steering the organization through the unprecedented challenges of the COVID-19 pandemic. During his tenure, we introduced numerous innovative and commercially successful new products, including the recently launched RXM pistol.”

Killoy joined Ruger in 2003, was named Vice President of Sales and Marketing in 2006, became President and Chief Operating Officer in 2014, and assumed the role of Chief Executive Officer in 2017. Under his leadership, Ruger has solidified its position as one of the leading firearms manufacturers in the United States, renowned for its innovation, quality, and customer focus.

Prior to his tenure at Ruger, Killoy held key leadership roles at Smith & Wesson Corp. and Savage Range Systems, where he honed his expertise in sales, product development, and operational management. His deep product and industry knowledge, coupled with a commitment to excellence, has made him a highly respected figure in the firearms sector.

Cosentino continued, “Throughout his career, Chris has emphasized the importance of new product development, manufacturing excellence, and taking care of Ruger employees. His ability to navigate complex challenges while delivering value to stakeholders has been a hallmark of his leadership.”

Killoy will serve as a Special Advisor to Seyfert and the Board of Directors through his planned retirement from the Company in May 2025 and will remain on the Ruger Board.

Mr. Killoy commented on his tenure at Ruger, “It has been an honor to lead Ruger and work alongside such an extraordinary team. I am confident in Todd’s ability to drive the Company’s continued success and am excited to see what the future holds for Ruger. While transitioning is always bittersweet, I am thrilled to continue contributing to the Company’s success as a member of the Board of Directors. This will allow me to remain closely connected to Ruger and support Todd and the leadership team as they guide the Company into its next chapter of growth and innovation.”

About Ruger Firearms

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For over 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

Forward-Looking Statements

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.